As filed with the Securities and Exchange Commission on October 7, 1999

                                                     Registration No. 333-85263

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 1 TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                           ADRENALIN INTERACTIVE, INC.
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                  Delaware                              13-3779546
     -------------------------------                 ------------------
     (State or other jurisdiction of                 (I.R.S. Employer
     incorporation or organization)                  Identification No.)

        5301 Beethoven Street, Suite 255, Los Angeles, California 90066
                                 (310) 821-7880
         --------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 JAY SMITH, III
                      President and Chief Executive Officer
                           Adrenalin Interactive, Inc.
        5301 Beethoven Street, Suite 255, Los Angeles, California 90066
                                 (310) 821-7880
      -------------------------------------------------------------------
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                    Please send a copy of communications to:

                        Alexander C. McGilvray, Jr., Esq.
               Clark & Trevithick, a Professional Law Corporation
        800 Wilshire Boulevard, 12th Floor, Los Angeles, California 90017

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]  __________________________________________________________________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]  __________________________________________________________________________

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE
========================================================================================================================
      Title of Each Class           Amount to         Proposed maximum         Proposed maximum           Amount of
of Securities to be Registered         be              offering price      aggregate offering price(3) Registration Fee
                                  registered(1)(2)      per unit(3)
Common Stock, $.03 par value     1,014,661            $         4.00        $        4,058,644          $   1,128.30(4)
========================================================================================================================

(1) Includes (a) 293, 255 shares of common stock issued to the selling stockholder pursuant to a purchase agreement, (b) 29,325 shares of common stock issuable to the selling stockholder pursuant to its exercise of a warrant issued in connection with the purchase agreement, and (c) an indeterminate number of shares of common stock, estimated at 692,081 shares, issuable to the selling stockholder pursuant to the purchase agreement, issuable to the selling stockholder pursuant to the selling stockholder's exercise of an additional warrant issuable pursuant to the purchase agreement, and issuable to the selling stockholder pursuant to certain repricing rights in respect of the shares purchased and to be purchased by the selling stockholder pursuant to the purchase agreement.

(2) In accordance with Rule 416 under the Securities Act of 1933, the shares of common stock offered hereby shall also be deemed to cover an indeterminate number of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the last reported sale price reported by the Nasdaq SmallCap Market for the common stock on October 4, 1999 which was $4.00 per share.

(4) $863.86 of this amount has previously been paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 6, 1999


                                  PROSPECTUS

                          ADRENALIN INTERACTIVE, INC.


                              1,014,661 Shares of
                         Common Stock, $.03 par value


            The selling stockholder of Adrenalin identified on page 23 below may offer for resale up to 1,014,661 shares of our common stock under this prospectus. We will not receive any part of the proceeds from this offering by the selling stockholder; however, as described on page 24 below, we will receive $750,000 in additional proceeds from the sale of our shares of common stock to the selling stockholder pursuant to our purchase agreement with it upon completion of our proposed merger with McGlen Micro, Inc. ("McGlen") and we may receive additional proceeds if the selling stockholder pays cash in connection with its exercise of warrants issued or issuable by us pursuant to such purchase agreement.


            Our common stock is traded on the Nasdaq SmallCap Market under the symbol "ADRN". On October 4, 1999, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $4.00 per share.

            Our offices are located at 5301 Beethoven Street, Suite 255, Los Angeles, California 90066, and our telephone number is (310) 271-7880.

            Purchase of our common stock involves a high degree of risk. You should purchase shares only if you can afford a loss on your investment. SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                       ---------------------------------

            Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                       ---------------------------------

            The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                THE DATE OF THIS PROSPECTUS IS OCTOBER 6, 1999

                               TABLE OF CONTENTS
                               -----------------


                                                                          PAGE
                                                                          ----

PROSPECTUS SUMMARY......................................................  5
WARNING ABOUT FORWARD-LOOKING STATEMENTS................................  5
RISK FACTORS............................................................  6
THE COMPANY ............................................................  23
SELLING STOCKHOLDER.....................................................  28
USE OF PROCEEDS.........................................................  29
PLAN OF DISTRIBUTION....................................................  29
LEGAL MATTERS...........................................................  30
INDEPENDENT AUDITORS....................................................  30
WHERE YOU CAN FIND MORE INFORMATION ABOUT US............................  30
DISCLOSURE OF SEC'S POSITION ON INDEMNIFICATION
  FOR SECURITIES ACT LIABILITIES........................................  31

                              PROSPECTUS SUMMARY


      BECAUSE THIS IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS AND SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE INFORMATION SET FORTH UNDER "RISK FACTORS" BEFORE YOU DECIDE TO PURCHASE OUR STOCK.

      As used in this prospectus, "we", "Adrenalin", "Company", "us" and "our" refer to Adrenalin Interactive, Inc. and our subsidiaries, unless the context requires otherwise. Similarly, the term "McGlen" refers to McGlen Micro, Inc. and its subsidiaries, unless the context requires otherwise. As discussed in this prospectus, we intend to merge with McGlen. We have supplied all information contained in this prospectus relating to us and McGlen has supplied all information contained in this prospectus relating to it.

      We develop and sell or license toys and games delivered over a wide range of consumer formats including electronic toys, video games, CD-ROMs, interactive television software products and products for other mediums.

      On April 28, 1999, we entered into a definitive agreement with McGlen and its principal shareholders pursuant to which we intend to merge with McGlen. On completion of such merger, which is subject to a number of conditions and may not occur, McGlen's former shareholders will own approximately 87% of our common stock.

      McGlen is a privately-held corporation formed in May 1996 to sell computer products over the Internet. Since its formation, McGlen has become a global Internet retailer of computer hardware and peripheral products and accessories to individuals, small offices/home offices and corporate customers. McGlen presently offers approximately 40,000 products to its approximately 120,000 current customers. During the first calendar quarter of 1999, McGlen purchased one of its competitors, AMT Component, Inc., which sells similar products at typically lower price points.

      As contemplated by our merger agreement with McGlen, we issued, or will issue, the securities described in this prospectus to the selling stockholder pursuant to a purchase agreement between us and the selling stockholder. The selling stockholder may offer its shares for resale pursuant to this prospectus through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices or privately negotiated prices. No period of time has been fixed within which the shares may be offered or sold.


                   WARNING ABOUT FORWARD-LOOKING STATEMENTS

      We make forward-looking statements in this prospectus, and in our public documents to which we refer, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations. Also, when we use the words "believe," "expect," "intend," "anticipate" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those we express in our forward-looking statements. You should consider these risks when you purchase shares of our common stock.

                                 RISK FACTORS


      You should consider carefully the following risks before you decide to buy shares of our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us may also adversely impact our business and proposed business upon completion of our proposed merger with McGlen. If any of the following risks actually occur, they could adversely affect our business, financial condition or operating results, which could adversely affect the trading price of our common stock.


               RISKS RELATING TO OUR PROPOSED MERGER WITH McGLEN


Our Proposed Merger with McGlen May Not Occur

      Although we have signed a definitive agreement to merge with McGlen and are confident that such merger will take place, our completion of the merger is subject to a number of conditions and all of such conditions may not be met and such merger may not be consummated. These conditions include the satisfactory completion of due diligence investigations of McGlen about us and of us about McGlen, the preparation and acceptance of final disclosure schedules to the merger agreement by both us and McGlen, the approval of the merger by our shareholders and McGlen's shareholders and the approval of the merger by Nasdaq. If any of such conditions are not met and the proposed merger is not consummated, we anticipate that our business will be materially adversely affected and the market price of our common stock will drop significantly.


Our Merger with McGlen Will Require Us to Reapply for Nasdaq Listing; Possible Reverse Stock Split

      We have been advised by Nasdaq that our proposed merger with McGlen will constitute a "reverse merger" within the meaning of Rule 4330 of Nasdaq's Marketplace Rules and that we will need to reapply for listing on Nasdaq upon completion of the merger. In order to requalify for listing on Nasdaq's SmallCap
Market:

      o our common stock must continue to be registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

      o we must initially EITHER have (i) at least $4,000,000 of net tangible assets, (ii) net income in two of the last three years of at least $750,000 OR (iii) a market capitalization of $50,000,000; and

      o we must initially have a minimum bid price of $4.00 per share, at least 300 round lot shareholders, a public float of at least 1,000,000 shares, and at least three active market makers for our common stock.

      If we fail to meet Nasdaq's initial listing requirements, trading in our shares would thereafter be conducted in the over-the-counter market on the OTC Bulletin Board established for securities that do not meet Nasdaq's listing requirements. This may result in investors finding it more difficult to trade our stock and would probably result in a lower market price for our common stock.

      We anticipate that we will satisfy all of Nasdaq's listing requirements at the time of the completion of our proposed merger with McGlen, except possibly the $4.00 per share minimum bid price for shares of our common stock. Depending upon the market price of our shares of common stock between now and the time that Nasdaq rules on our listing reapplication, we may be forced to effect a reverse stock split to support the minimum bid price of our common stock at $4.00 or more. Reverse stock splits usually cause drops in the price of a stock and the market price of our common stock may drop as a result thereof, even if our merger with McGlen is completed. While a reverse stock split does not change a stockholder's percentage ownership in us, it may well lessen public confidence in us and our common stock.


Our Stockholders Will Suffer Immediate and Substantial Dilution to Their Voting Power As a Result of Our Merger with McGlen
Which May Lower the Market Price of Our Common Stock


      Our issuance of shares of our common stock to McGlen's securityholders and to our business consulting firm which introduced McGlen to us in connection with the completion of our proposed merger with McGlen could reduce the market price of our common stock unless the market perceives that the combined revenues, assets and business or potential growth, cost savings and other business synergies are sufficient to offset the effect of such issuance. In addition, as a result of our merger with McGlen, any given stockholder's percentage ownership of our common stock prior to such merger will decrease substantially as a result of our completion of such merger. The percentage ownership of all of our pre-merger securityholders (on a fully-diluted basis) will decrease from 100% of our issued and outstanding common stock immediately prior to the merger to approximately 12.5% of our issued and outstanding common stock immediately following the merger (on a fully-diluted basis). As a result, persons who own our stock immediately prior to the merger will experience an immediate reduction in their voting power and could experience a material reduction in their economic interest in us.


Our Integration of McGlen's Business

      Once we complete our proposed merger with McGlen, our future success will depend, in large part, upon our ability to effectively integrate Adrenalin's and McGlen's businesses. Integration of McGlen's business with ours may involve unseen difficulties and may require a disproportionate amount of our attention and our combined financial and other resources. Our failure to effectively integrate McGlen would have an adverse affect on our future business performance, financial condition, results of operations and the market value of our common stock.

Our Need for Additional Financing

      Following the consummation of our proposed merger with McGlen, we may require additional funds to support our working capital requirements and for other purposes, including the continued expansion of McGlen's business. We may seek to raise such funds through public or private equity financings or from other sources. There can be no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to us or that any additional financing will not be dilutive to our stockholders.


                   RISKS RELATING TO OUR FINANCIAL CONDITION


Our Possible Failure to Continue as a Going Concern

      In our audited financial statements for our fiscal year ended June 30, 1998, our independent auditors expressed their uncertainty as to our ability to continue as a going concern. If we do not complete our proposed merger with McGlen and are thereafter unable to rapidly increase our revenues, begin to realize profits from ongoing operations or otherwise improve our financial condition, we may not be able to continue as a going concern or raise additional capital. This will result in a total loss to purchasers of our common stock.


Sales of Our Common Stock in the Public Market by the Selling Stockholder and Other Existing Investors Could Cause Our Stock Price to Decline


      We have 3,539,343 shares of common stock outstanding and have committed to issue an additional indeterminate number of shares to the selling stockholder for $750,000 upon the completion of our proposed merger with McGlen at a per share price equal to 110% of the closing price for our common stock on the trading day prior to such funding. We also presently have outstanding options to purchase an additional 438,653 shares of our common stock (of which 258,360 shares are currently vested). We also have outstanding warrants to acquire an additional aggregate of 97,656 shares of our common stock and have committed to issue an additional warrant to the selling stockholder exercisable for 10% of the number of shares to be purchased by the selling shareholder for the $750,000 to be paid upon the completion of our merger with McGlen at a purchase price equal to 125% of the closing price of our common stock on the trading day prior to such funding. The selling stockholder has agreed not to sell more than 33% of the aggregate number of shares of our common stock owned or issuable to it pursuant to our purchase agreement with the selling stockholder. This limit applies to each 30-day period after the date of this prospectus and, to the extent it is not fully utilized in any period, is cumulative for subsequent periods. This limitation, however, does not apply with respect to resales of shares of our common stock made by the selling shareholder pursuant to this prospectus after the date hereof and before October 10, 1999 if the selling shareholder waives its repricing rights with respect to the shares it sells during that time. All but 70,585 shares of our remaining shares of outstanding common stock are freely tradable without restriction or further registration under federal securities laws, unless they are purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. Thus, if the selling stockholder and/or our other existing stockholders sell substantial amounts of our common stock in the public market during or following this offering, the market price of our common stock could decline. Sales in the public market by the selling stockholder or other existing stockholders may also make it more difficult for us to sell our common stock or other securities in our anticipated future financings.

We Have Risk Associated with Our Existing Loan Agreement

      We currently owe $396,000 to a financial institution pursuant to a loan which matures December 31, 1999. Although we believe that we will be able to renew, replace or repay such loan by the end of 1999, we may not be able to do so or may not be able to renew or replace such loan on reasonable terms and conditions.

Volatility of Our Stock Price

      Our common stock is presently traded on the Nasdaq SmallCap Market. The market price of our common stock has historically been volatile. We believe the market price of our common stock could continue to fluctuate substantially, based on a variety of factors, including:

      - the market's perception of the status of our proposed merger with McGlen,

      -     whether or not we complete our proposed merger with McGlen,

      -     the financial condition and business prospects of McGlen and us,

      - the industry segment performance of Internet retailers such as McGlen,

      -     quarterly fluctuations in results of our operations,

      -     timing of our product and press releases,

      -     changes in our earnings estimates by research analysts,

      -     announcements of new products or services by our competitors, and

      -     changes in our accounting treatments or principles.

      The market price of our common stock may be affected by our ability to meet or exceed analysts' or "street" expectations. Any failure to meet or exceed such expectations could have an adverse effect on the market price of our common stock. Furthermore, stock prices for many companies fluctuate widely for reasons that may be unrelated to their operating results. These fluctuations and general economic, political and market conditions, such as recessions and demand for our products and services, may affect the market price of our common stock either negatively or positively.


                        RISKS RELATING TO OUR BUSINESS


We Depend on a Few Customers

      Approximately 80% of our revenues for our fiscal year ended June 30, 1999 were derived from our funded video game development contracts with four customers: SouthPeak Interactive, Electronic Arts and THQ. Approximately 52% of our revenues during our fiscal year ended June 30, 1998 were derived from our funded video game development contracts with two customers: Electronic Arts and THQ. The termination of any of our current contracts by our customers prior to completion would have a material adverse effect on our business. Our inability to maintain good relationships with the foregoing and other video game and electronic toy manufacturers may also adversely affect our ability to obtain future contracts from such customers.


We Have Risks Associated with Our Funded Development Contracts

      Our funded development contracts with video game and electronic toy manufacturers are generally entered into on a fixed-fee basis. We bear all of the risks associated with delays and cost overruns, changes requested by our customers in the specifications for the games and toys for which the customers are unwilling to pay and programming errors or flaws which cannot be corrected in a cost-effective or timely manner. We have experienced difficulties and problems from time to time with delays and cost overruns, uncompensated or undercompensated changes in specifications and programming errors or flaws in respect of our funded development contracts. To the extent we continue to experience such difficulties and problems, our business will be adversely affected.

Our Dependence on Royalties from Sales of
Products by Game and Toy Manufacturers

      A significant portion of our total revenues is derived from royalties on the sale of video games and electronic toys. We design and develop these games and toys but we do not manufacture or market them. Our business is partially dependent upon such video games and electronic toys being accepted and sold in quantity by others in the consumer marketplace. If our products are not widely sold, we will not receive significant royalties which will have a material adverse effect on our business.

Uncertainty of Market Acceptance of Our Products

      The markets for our video games and electronic toys are subject to frequent and rapid changes in technology and consumer preferences. Our business is dependent upon our ability to obtain funded contracts to develop and introduce new video games, electronic toys and other products to accommodate technological advances and consumer preferences. Other software vendors or video game and toy manufacturers may also develop and market software titles or toys that render our products obsolete or less marketable. Failure of our new products to achieve or sustain market acceptance, or our inability to get new contracts to develop such products, will have a material adverse effect on our business.

Our Risks Involving Changing Product Platforms

      When we develop products for video game or toy manufacturers or on our own, we must make substantial economic investment in development of such products one to two years in advance of retail distribution and sales of the products. If we develop our products for use in platforms that do not achieve significant market penetration and success, our revenues from those products may be materially less than anticipated. Some or all of our recently-developed or proposed products may not be compatible with platforms that achieve high levels of consumer acceptance. As with products that are not widely sold because of lack of market acceptance, limited sales of products we develop due to lack of platform acceptance will have a material adverse effect on our business.

Our Risk of Software Errors, Failures or Incompatibility

      Our video games and electronic toys and games may contain undetected errors when first introduced or when new versions are released. We may experience delays and incur significant technical support expenses in connection with system compatibility requirements and quality assurance issues. Despite our testing, errors or incompatibility may be found in our products or releases after commencement of commercial shipments. This could result in the loss of, or a delay in, market acceptance of our products, which could have a material adverse effect on our business.

Our Dependence on Key Personnel

      We are substantially dependent on Jay Smith, III, our President and Chief Executive Officer, Michael Cartabiano, our Vice President and Secretary, and certain other key employees and consultants. We have an employment agreement only with Mr. Smith. Our prospects for growth, new products and new sales are dependent upon the continued active participation of Mr. Smith, Mr. Cartabiano and our other key employees and consultants. We do not have "key person" life insurance policies on Mr. Smith, Mr. Cartabiano or any of our other key employees or consultants. Our loss of the services of Mr. Smith, Mr. Cartabiano or any of such other key employees or consultants would have a material adverse effect on our business.

Our Lack of a Full-Time Financial Officer

      We do not presently have a full-time person acting as our chief financial officer. As a result, we may not have the proper oversight for our internal accounting, financial and management information systems, procedures and controls to assure our continued viability from an accounting, financial or management viewpoint. This may adversely affect our business, results of operations, financial condition and market value of our common stock.

Our Ability to Attract and Retain Personnel

      Our prospects for growth and ultimate success are heavily dependent upon our ability to attract, retain and motivate skilled personnel, including personnel involved in ongoing product development and other marketing and management personnel. In particular, our ability to conceptualize, develop, maintain and enhance our products is substantially dependent upon our ability to locate, hire and train qualified software engineers, graphic artists, computer programmers and toy and game inventors. The market for such individuals is intensely competitive. The software industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. We may not be able to retain our current personnel or be able to attract, assimilate or retain other highly qualified personnel in the future. Our inability to attract, hire or retain the necessary personnel could have a material adverse effect on our business, operating results and financial condition.

Our High Costs to Maintain a Skilled Labor Force

      A high percentage of our work force is either highly skilled computer or creative-oriented personnel. Such employees are expensive and contribute to a high monthly payroll for a business of our limited size and revenues. Presently, a total of 17 of our 36 full-time employees are paid more than $60,000 per year. Our high payroll creates a high fixed cost and makes it difficult for us to rapidly adjust to downturns in business in a timely manner. This could have a material adverse effect on our business.

Other Dependence on Proprietary Technology

      Our success and ability to compete is dependent in part on our proprietary technology including our software codes. We rely on a combination of trade secret, nondisclosure, patent, trademark and copyright law, which may afford only limited protection. In addition, effective copyright, patent, trademark and trade secret protection may be unavailable or limited in certain foreign countries. Others may develop technologies that are similar or superior to our technology. Despite our efforts to protect our proprietary rights, unauthorized parties, including customers who receive listings of the source codes for our products pursuant to the terms of their license or other agreements with us, may attempt to reverse engineer or copy aspects of our products or to obtain and use information that we regard as proprietary. As a result, unauthorized use of our technology may occur.

      Certain technology used in the our products is licensed from third parties. The termination of any of these licenses, or the failure of the third-party licensors to adequately maintain or update their products, could result in a delay in our ability to complete certain of our products while we seek to implement technology offered by alternative sources, and any required replacement licenses could prove costly. We may also find it necessary or desirable to obtain other licenses relating to one or more of our future products or relating to current or future technologies. We may not be able to do so on commercially reasonable terms or at all.

We Face Intense Competition

      The market for our products is characterized by intense competition. We compete with a multitude of other companies to obtain funded video game and electronic toy development contracts. Many of our competitors are well-established, have substantially greater financial resources, greater public and industry recognition and broader marketing capabilities than us. Certain of our competitors including Sega, Nintendo and Sony also have the ability to control the use of our products on their proprietary video game systems. We believe the principal competitive factors in our market are product quality, reliability, features, functions, creativeness, performance, price, financial stability, product reputation, ease of use and quality of support. We may not be able to compete successfully, and competitors or others may develop technologies or products that render our products obsolete or less marketable.

Our Fluctuations in Quarterly Revenues and Operating Results

      Our revenue and operating results are subject to significant fluctuation between fiscal quarters. A significant portion of our quarterly revenues is derived from new projects and contracts. The timing of these projects is subject to a variety of factors outside our control, such as client marketing budgets and modifications in client strategies. Additionally, we periodically incur costs in the hiring and training of employees in anticipation of future contracts. Moreover, our business is subject to seasonal influences due to the fact that most of the sales of the products which we design and develop occur during the holiday selling season. This results in our revenues being higher in the quarters ending December 31 and March 31 of each year. Our operating results for any fiscal quarter may not be indicative of the results that may be achieved for any subsequent fiscal quarter or for a full fiscal year. These fluctuations may adversely affect the market price of our common stock.

Our Amortization of Intangible Assets

      Approximately $2,917,000, or 72%, of our total assets as of June 30, 1999 consisted of patents and licenses. Patents and licenses represent the difference between the aggregate purchase price for the assets acquired and the amount of such purchase price allocated to the tangible assets so acquired. Our patents and licenses are presently being amortized over an eight-year period. The amounts amortized in a particular period constitute non-cash expenses and decrease our net income (or increase our net loss) in that period. The reduction in net income (or increase in net loss) resulting from the amortization of our patents and licenses may have an adverse impact upon the market price of our common stock.


Our Risks of Doing Business Abroad

      We distribute certain of our proprietary products internationally through distributors, and have entered into licenses to market certain of our products internationally. Our business may be adversely affected by unfavorable general economic conditions internationally, including economic downturns, which could result in the reduction or deferral of purchases of video games and other electronic toy software by prospective customers. In addition, we are subject to all of the risks associated with trade restrictions, export duties and tariffs, fluctuations in foreign currencies and international political, regulatory and economic developments affecting foreign trade.

We Must Continue to Meet Nasdaq's Listing Maintenance Requirements

      Our common stock is presently traded on the Nasdaq SmallCap Market. If we complete our proposed merger with McGlen, we will have to reapply for listing with Nasdaq. If our reapplication for listing is approved by Nasdaq, we must thereafter continue to meet Nasdaq's listing maintenance requirements. To maintain inclusion on the Nasdaq SmallCap Market, our common stock must continue to be registered under Section 12(g) of the Exchange Act and we must continue to have at least $2,000,000 in net tangible assets or $500,000 in income in two of the last three years, a public float of at least 500,000 shares, $1,000,000 in market value of public float, a minimum bid price of $1.00 per share, at least two market makers and at least 300 round lot stockholders. We may not be able to maintain such standards. If we fail to maintain listing on the Nasdaq SmallCap Market, the market value of our common stock would likely decline and stockholders would find it more difficult to dispose of our common stock.

Our Dividend Policy

      We have not paid any cash dividends on our common stock since our inception and do not intend to pay any cash dividends for the foreseeable future. Our operations may not generate sufficient revenues to enable us to consider declaring or paying cash dividends. It is anticipated that our future earnings, if any, in the foreseeable future will be used by us to finance our future growth.

We Are Subject to Anti-Takeover Considerations

      As a Delaware corporation, we are subject to certain anti-takeover provisions of Delaware law. Certain provisions of Delaware law could have the effect of delaying, deferring or preventing a change in control of us, may discourage bids for our common stock and may adversely affect the market price of our stock.

Our Potential for Significant Dilution

      As noted above, a significant number of shares of our common stock are, or may in the future become, issuable upon exercise of outstanding options or warrants previously granted by us. We have also granted repricing rights in favor of the selling stockholder which may require us to issue a significant number of additional shares to the selling stockholder for no additional consideration. We cannot predict whether these repricing rights will become applicable or whether such options and warrants will be exercised in whole, in part or at all. However, if shares of our common stock become issuable pursuant to such repricing rights or if our presently-exercisable options and warrants having exercise prices at or below the market price for our common stock as of the date of this prospectus were to be exercised, purchasers of our common stock could experience immediate substantial dilution in percentage voting power, pro forma net tangible book value per share of our common stock and earnings (loss) per share of our common stock.

Limitation of Liability and Indemnification of Our Officers and Directors

      Our Certificate includes provisions that eliminate our directors' personal liability for monetary damages to the fullest extent possible under Section 102(b)(7) of the DGCL (the "Director Liability Provision"). The Director Liability Provision eliminates the liability of our directors to us and our stockholders for monetary damages arising out of any violation by a director of his fiduciary duty of due care. Under the DGCL, however, the Director Liability Provision does not eliminate liability of a director for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or (iv) any transaction from which the director derived an improper benefit. The Director Liability Provision also does not affect a director's liability under the federal securities laws or the recovery of damages by third parties. Furthermore, pursuant to the DGCL, the limitation on liability afforded by the Director Liability Provision does not eliminate our Directors' personal liability for breach of their duty of due care.

      Our Certificate also includes provisions that require us to indemnify our directors, officers, employees and agents to the fullest extent permitted by
Section 145 of the DGCL ("Section 145"). Section 145 provides that a director, officer, employee or agent of a corporation: (i) shall be indemnified by the corporation for expenses actually and reasonably incurred in defense of any action or proceeding if such person is sued by reason of his service to the corporation, to the extent that such person has been successful in defense of such action or proceeding, or in defense of any claim, issue or matter raised in such litigation, (ii) may, in actions other than actions by or in the right of the corporation (such as derivative actions), be indemnified for expenses actually and reasonably incurred, judgments, fines and amounts paid in settlement of such litigation, even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and in a criminal proceeding, if he did not have reasonable cause to believe his conduct was unlawful), and
(iii) may be indemnified by the corporation for expenses actually and reasonably incurred (but not judgments or settlements) of any action by the corporation or of a derivative action (such as a suit by a shareholder alleging a breach by the director or officer of a duty owed to the corporation), even if he is not successful, provided that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification is permitted without court approval if the director or officer has been adjudged liable to the corporation.

                      RISKS RELATING TO McGLEN'S BUSINESS


McGlen Has a Limited Operating History

      McGlen was founded in May 1996 and began retailing computer components and accessories on the Internet. McGlen's subsidiary, AMT Component, Inc., was formed in 1997. Accordingly, McGlen has a limited operating history upon which to base an evaluation of its business and prospects. McGlen's business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as electronic commerce. Such risks include McGlen's dependence on key vendors for merchandise, McGlen's evolving and unpredictable business model, McGlen's management of its anticipated growth, McGlen's ability to anticipate and adapt to a developing market, McGlen's competitors' possible development of equal or superior Internet auctions and McGlen's ability to sell excess merchandise at such auctions, and McGlen's ability to identify, attract, retain and motivate qualified personnel. To address these risks, McGlen must, among other things, continue to expand its vendor channels and buyer resources, manage product obsolescence and pricing risks, maintain its customer base and attract significant numbers of new customers, respond to competitive developments, implement and execute successfully its business strategy and continue to develop and upgrade its technologies and retailing services. McGlen may not be successful in doing what is required to address these risks. A substantial reduction in merchandise availability would have a material adverse effect on its business, results of operations and financial condition. In addition, McGlen has historically had relatively low operating margins and plans to continue to increase its operating expenses significantly in order to increase the size of its staff, expand its marketing efforts to enhance its brand image, increase its visibility on other companies' high traffic Web sites, purchase larger volumes of merchandise, increase its software development efforts, and support its growing infrastructure. As a result, McGlen could experience losses in the future. Further, in view of the rapidly evolving nature of its business, McGlen believes that period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of its future performance.

McGlen's Faces a Competitive Market for Technical
Personnel and Retention of its Key Employees


      McGlen's success depends in part on its ability to attract, hire, train and retain qualified managerial, technical and sales and marketing personnel. In particular, it must retain its co-founders, Mike Chen and George Lee and its Vice President of Marketing, Alex Chen. The loss of any of these individuals could have a material adverse effect on McGlen's business, results of operation and financial condition. McGlen does not have long-term employment agreements with any of its key personnel and maintains no "key person" life insurance. Although it is a condition precedent to the consummation of our proposed merger with McGlen that we enter into long-term employment agreements with Mike Chen and George Lee, there can be no assurance that those agreements will not be terminated early. Competition for qualified managerial, technical and sales and marketing personnel is intense. In particular, there can be no assurance that McGlen will be successful in attracting and retaining the technical personnel required to conduct and expand its operations successfully. McGlen's results of operations could be materially adversely affected if it is unable to attract, hire, train and retain qualified personnel.

Fluctuations in McGlen's Operating Results

      McGlen's operating results have fluctuated in the past, and are expected to continue to fluctuate in the future, due to a number of factors, many of which are outside its control. These factors include (i) its ability to attract new customers at a steady rate, manage its inventory mix and the mix of products offered, meet certain pricing targets, liquidate its inventory in a timely manner, maintain gross margins and customer satisfaction, (ii) the availability and pricing of merchandise from its vendors, (iii) product obsolescence and pricing erosion, (iv) consumer confidence in encrypted transactions in the Internet environment, (v) the timing, cost and availability of advertising on other entities' Web sites, (vi) the amount and timing of costs relating to expansion of its operations, (vii) the announcement or introduction of new types of merchandise, service offerings or customer services by its competitors,
(viii) technical difficulties with respect to consumer use of its Web sites,
(ix) delays in revenue recognition at the end of a fiscal period as a result of shipping or logistical problems, (x) delays in shipments as a result of strikes or other problems with its delivery service providers or the loss of its credit card processor, (xi) the level of merchandise returns it experiences, and (xii) general economic conditions and economic conditions specific to the Internet and electronic commerce. As a strategic response to changes in the competitive environment, McGlen may from time to time make certain service, marketing or supply decisions or acquisitions that could have a material adverse effect on its results of operations and financial condition. McGlen also expects that in the future, like other retailers, it may continue to experience seasonality in its business.

McGlen's Reliance on Merchandise Vendors

      McGlen is entirely dependent upon vendors to supply it with merchandise for sale through its Internet sites. The availability and pricing of merchandise is unpredictable. In 1998, a substantial percentage of McGlen's gross merchandise sales were derived from merchandise acquired from a single provider, Ingram Micro. McGlen has no long-term contracts or arrangements with its vendors that guarantee the availability of merchandise. McGlen's current vendors may not continue to sell merchandise to it or Ingram Micro may attempt to compete with McGlen in the future. In such events, McGlen may not be able to establish new vendor relationships that ensure merchandise will be available for sale on its Web sites. McGlen also relies on many of its vendors to process and ship merchandise to customers. McGlen has limited control over the shipping procedures of its vendors, and shipments by these vendors have often been subject to delays. Although most merchandise sold by McGlen carries a warranty supplied either by the manufacturer or the vendor, and McGlen is not obligated to accept merchandise returns, McGlen has, in fact, accepted returns from customers for which McGlen did not receive reimbursements from its vendors or manufacturers. If (i) McGlen is unable to develop and maintain satisfactory relationships with vendors on acceptable commercial terms, (ii) McGlen is unable to obtain sufficient quantities of merchandise, (iii) the quality of service provided by its vendors falls below a satisfactory standard, or (iv) McGlen's level of returns exceeds its expectations, McGlen's business, results of operations and financial condition will be materially adversely affected.

McGlen's Reliance on Other Third Parties

      In addition to its merchandise vendors, McGlen's operations depend on a number of other third parties. McGlen has limited control over these third parties and no long-term relationships with any of them. McGlen does not own a gateway (connection) onto the Internet, but instead relies on an Internet service provider to connect its Web sites to the Internet. From time to time, McGlen has experienced temporary interruptions in its Web sites connections and also its telecommunications access. Continuous or prolonged interruptions in its Web sites connections or in its telecommunications access would have a material adverse effect on its business, results of operations and financial condition. McGlen's operating software depends on operating systems, databases and various server software that were substantially developed and produced by and licensed from third parties. McGlen has from time to time discovered errors and defects in the software from these third parties and, in part, relies on these third parties to correct these errors and defects in a timely manner.

McGlen's Risks Relating to a Purchased Inventory Model

      While in most cases McGlen has limited inventory and price risk because it acts as a sales agent for vendors that retain title to the merchandise sold by it, McGlen has commenced purchasing an increasing percentage of its merchandise from vendors, thereby assuming the inventory and price risks of these products. These risks are especially significant because much of the merchandise currently sold by McGlen (e.g., computer parts, peripherals and consumer electronics) is characterized by rapid technological change, obsolescence and price erosion. With McGlen increasingly relying on purchased inventory, McGlen's success will depend on its ability to liquidate its inventory rapidly through its sales, the ability of its buying staff to purchase inventory at attractive prices relative to resale value, and its ability to manage customer returns and shrinkage resulting from theft, loss and misrecording of inventory. If McGlen is unable to liquidate its purchased inventory rapidly, or if its buying staff fails to purchase inventory at attractive prices, or if McGlen fails to predict with accuracy the best resale prices for its purchased merchandise, McGlen may be forced to sell its inventory at a discount or at a loss and its business, results of operations and financial condition will be materially adversely affected.

McGlen's Competition

      The electronic commerce market, particularly on the Internet, is new, rapidly evolving and intensely competitive, and McGlen expects competition to intensify in the future. McGlen currently or potentially competes with a variety of other companies depending on the type of merchandise and sales format offered to customers. These competitors include Buy.Com, Cyberion Outpost and Shopping.Com/Compaq. McGlen believes that most if not all of these competitors are currently selling products below cost in order to acquire market share. Current and potential competitors have established or may establish cooperative relationships among themselves or directly with vendors and suppliers to obtain exclusive or semi-exclusive sources of merchandise. Accordingly, it is possible that new competitors or alliances among competitors and vendors may emerge and rapidly acquire market share. In addition, manufacturers might elect to liquidate their products directly. Increased competition is likely to result in reduced operating margins, loss of market share and a diminished brand franchise, any one of which could materially adversely affect McGlen's business, results of operations and financial condition. Many of McGlen's current and potential competitors have significantly greater financial, technical, marketing and other resources than it. As a result, they may be able to secure merchandise from vendors on more favorable terms than McGlen, and they may be able to respond more quickly to changes in customer preferences or to devote greater resources to the development, promotion and sale of their merchandise than can McGlen.

McGlen Has Limited Senior Management Resources


      McGlen has rapidly and significantly expanded its operations and anticipates that significant expansion of its operations will continue to be required in order to address potential market opportunities. This rapid growth has placed, and is expected to continue to place, a significant strain on its management, operational and financial resources. McGlen expanded from 13 employees as of December 31, 1997, to 34 employees as of December 31, 1998, and 65 employees as of August 31, 1999. McGlen's new employees include certain key managerial and technical employees who have not yet been fully integrated into its management team, and McGlen expects to add additional key personnel in the near future. Increases in the number of employees and the volume of merchandise sales have placed significant demands on McGlen's management, which includes only three executive officers. In order to manage the expected growth of its operations, McGlen will be required to expand existing operations, particularly with respect to customer service and merchandising, to improve existing and implement new operational, financial and inventory systems, procedures and controls, including improvement of its financial and other internal management systems on a timely basis, and to train, manage and expand the capabilities of its growing employee base. McGlen also will be required to expand its accounting staff. Further, McGlen's management will be required to maintain relationships with various merchandise vendors, freight companies, warehouse operators, other Web sites and services, Internet service providers and other third parties and to maintain control over its strategic direction in a rapidly changing environment. McGlen cannot assure that its current personnel, systems, procedures and controls will be adequate to support its future operations, that management will be able to identify, hire, train, retain, motivate and manage required personnel or that management will be able to manage and exploit existing and potential market opportunities successfully. If McGlen is unable to manage growth effectively, its business, results of operations and financial condition will be materially adversely affected.


McGlen's Risks Associated with Technological
Change; McGlen's Dependence on the Internet

      The Internet and electronic commerce industries are characterized by rapid technological change, changes in user and customer requirements, frequent new service or product introductions embodying new technologies and the emergence of new industry standards and practices that could render McGlen's existing Web site and proprietary technology obsolete. McGlen's performance will depend, in part, on its ability to license leading technologies, enhance its existing services, develop new proprietary technology that addresses the increasingly sophisticated and varied needs of its current and prospective customers, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of Web sites and other proprietary technology entails significant technical and business risks. McGlen cannot assure that it will be successful in using new technologies effectively or adapting its Web sites and proprietary technology to customer requirements or emerging industry standards. If McGlen is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, or if its Web sites and proprietary technology do not achieve market acceptance, McGlen's business, results of operations and financial condition will be materially adversely affected.

Government Regulation and Legal Uncertainties

      McGlen is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally and laws or regulations directly applicable to access to or commerce on the Internet. Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. Furthermore, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet. The adoption of any additional laws or regulations may decrease the growth of the Internet, which, in turn, could decrease the demand for McGlen's Internet sales and increase McGlen's cost of doing business or otherwise have an adverse effect on its business, results of operations and financial condition. Moreover, the applicability of existing laws to the Internet in various jurisdictions governing issues such as property ownership, sales tax, libel and personal privacy is uncertain and may take years to resolve. In addition, as McGlen's services and products are available over the Internet in multiple states and foreign countries, and as it sells to numerous consumers residing in such states and foreign countries, such jurisdictions may claim that McGlen is required to qualify to do business as a foreign corporation in each such state and foreign country. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to its business, could have a material adverse effect on McGlen's business, results of operations and financial condition.

McGlen's Risk of System Failure at its Single Site

      McGlen's success is largely dependent upon its communications hardware and computer hardware, substantially all of which are located at a leased facility in Tustin, California. McGlen's systems are vulnerable to damage from earthquake, fire, floods, power loss, telecommunications failures, break-ins and similar events. McGlen does not presently have significant redundant systems or a formal disaster recovery plan. A substantial interruption in these systems would have a material adverse effect on McGlen's business, results of operations and financial condition. Despite the implementation of network security measures, McGlen's servers are also vulnerable to computer viruses, physical or electronic break-ins, deliberate attempts by third parties to exceed the capacity of its systems and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays, loss of data or cessation in service to users of McGlen's services and products. The occurrence of any of these risks could have a material adverse effect on McGlen's business, results of operations and financial condition.

McGlen's Internet Commerce Security Risks

      A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. McGlen relies on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information. McGlen cannot assure that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms used by it to protect customer transaction data. If any such compromise of its security were to occur, it could have a material adverse effect on McGlen's business, results of operations and financial condition. A party who is able to circumvent McGlen's limited security measures could misappropriate proprietary information, credit card information of customers or cause interruptions in its operations. McGlen may be required to expend significant capital and other resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, and the Web in particular, especially as a means of conducting commercial transactions. To the extent that McGlen's activities or third party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could expose McGlen to a risk of loss or litigation and possible liability. McGlen cannot assure that its security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on its business, results of operations and financial condition.

McGlen's Risk of Capacity Constraints; System-Development Risks

      A key element of McGlen's strategy is to generate a high volume of traffic on, and use of, its Web sites. Accordingly, the satisfactory performance, reliability and availability of McGlen's Web sites, transaction-processing systems and network infrastructure are critical to its reputation and its ability to attract and retain customers, as well as maintain adequate customer service levels. McGlen's revenues depend on the number of visitors who shop on its Web sites and the volume of orders it fulfills. Any systems interruptions that result in the unavailability of its Web sites or reduced order fulfillment process would reduce the volume of goods sold and the attractiveness of McGlen's product and service offerings. McGlen may experience periodic systems interruptions from time to time. Currently, McGlen is experiencing a significant increase in customer telephone inquiries regarding pending orders resulting in an overload of its telephone system. McGlen's telephone system requires major enhancements immediately to handle the current telephone volume. Any substantial increase in the volume of traffic on its Web sites or the number of orders placed by customers will require McGlen to expand and further upgrade its technology, transaction-processing systems and network infrastructure. McGlen cannot assure that it will be able to accurately project the rate or timing of increases, if any, in the use of its Web sites or timely expand and upgrade its systems and infrastructure to accommodate such increases.

      McGlen uses a combination of industry supplied software and internally developed software and systems for its Web sites, search engine, and substantially all aspects of transaction processing, including order management, cash and credit card processing, shipping and accounting and financial systems. Any substantial disruptions or delays in any of its systems would have a material adverse effect on McGlen's business, prospects, financial condition and results of operations.

McGlen's Dependence of Continued Growth of Online Commerce

      McGlen's future revenues and future profits are substantially dependent upon the widespread acceptance and use of the Internet and other online services as an effective medium of commerce by consumers. Rapid growth in the use of and interest in the Web, the Internet and other online services is a recent phenomenon, and McGlen cannot assure that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Internet and other online services as a medium of commerce. Demand and market acceptance for recently introduced products and services over the Internet are subject to a high level of uncertainty. McGlen relies, and will continue to rely, on consumers who have historically used traditional means of commerce to purchase merchandise. For McGlen to be successful, these consumers must accept and utilize novel ways of conducting business and exchanging information. In addition, the Internet and other online services may not be accepted as a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that the Internet and other online services continue to experience significant growth in the number of users, their frequency of use or an increase in their bandwidth requirements, McGlen cannot assure that the infrastructure for the Internet and other online services will be able to support the demands placed on them. In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet or other online service activity, or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services to support the Internet or other online services could also result in slower response times and adversely affect usage of the Internet and other online services generally. If use of the Internet and other online services does not continue to grow or grows more slowly than expected, if the infrastructure for the Internet and other online services does not effectively support growth that may occur, or if the Internet and other online services do not become a viable commercial marketplace, McGlen's business, prospects, financial condition and results of operations will be materially adversely affected.

McGlen's Year 2000 Risks

      McGlen interacts with certain computer programs in connection with credit card transactions and programs used by its vendors and other suppliers. These programs may refer to annual dates only by the last two digits, e.g., "99" for "1999." Problems are anticipated to arise for many of these programs in the year 2000 ("Year 2000 Problems") when "00" is mistaken for "1900." McGlen has taken this problem into account with respect to its own internal programs and has attempted to ensure that its own internal software is not susceptible to Year 2000 Problems. McGlen will not, however, be certain that its own systems are free from Year 2000 Problems until after January 1, 2000, when it may be too late to correct undiscovered problems before they potentially adversely effect its operations. McGlen has not made a formal assessment of programs used by service providers or other third parties, including the financial institutions processing credit card transactions, with which it may have to interact, nor its vulnerability which may result from any such party's failure to remediate its own Year 2000 problems. The systems of other companies on which McGlen relies may not be converted timely and this may have an adverse effect on McGlen's systems and its business, prospects, financial condition and results of operations.

McGlen's Availability of Merchandise and Vendor Credit

      Although McGlen's merchandising division maintains relationships with vendors which it believes will offer competitive sources of supply, and believes that other sources are available for most of the merchandise it sells or may sell in the future, McGlen may not be able to obtain the quantity of brand or quality of items that it believes are optimum. The unavailability of certain product lines could adversely impact McGlen's operating results. Most of McGlen's vendors are not prepared to advance normal levels of credit to it. McGlen's current sales volumes are also limited by the gross account limitations placed upon credit card sales by its Visa/Mastercard and other credit card service providers. An unwillingness to extend credit along with a substantial increase in product volume will cause McGlen to exceed its current credit limit, thus requiring additional amounts of capital to finance its operations, and reduce returns, if any, on its invested capital.

McGlen Does Not Collect Sales and Other Taxes

      McGlen does not currently collect sales taxes or other similar taxes with respect to shipments of goods to consumers into states other than California. One or more states may seek to impose sales tax collection obligations on out-of-state companies such as McGlen, which engage in online commerce. In addition, any new operation in states outside California could subject shipments into such states to state sales taxes under current or future laws. A successful assertion by one or more states or any foreign country that McGlen should collect sales or other taxes on the sale of merchandise could have a material adverse effect on McGlen's business, prospects, financial condition and results of operations.

McGlen's Risks of Business Combinations and Strategic Alliances

      McGlen may choose to expand its operations or market presence by entering into business combinations, investments, joint ventures or other strategic alliances with third parties. Any such transactions will be accompanied by the risks commonly encountered in such transactions. These include, among others, the difficulty of assimilating operations, technology and personnel of the combined companies, the potential disruption of its ongoing business, the inability to retain key technical and managerial personnel, the inability of management to maximize its financial and strategic position through the successful integration of acquired businesses, additional expenses associated with amortization of acquired intangible assets, the maintenance of uniform standards, controls and policies and the impairment of relationships with existing employees and customers. McGlen may be unsuccessful in overcoming these risks or any other problems encountered in connection with such business combinations, investments, joint ventures or other strategic alliances, or such transactions may otherwise have a material adverse effect on its business, prospects, financial condition and results of operations.

McGlen Has Recently Installed a New Server and Software

      McGlen has recently purchased and adopted a new server and related software for accounting and purchasing control. None of its employees is experienced in the operation of the new server and software. Since McGlen is dependent upon its server to support many aspects of its business, if it is unable to quickly adapt to the new system, it could have a material adverse effect upon its results of operations.

                                  THE COMPANY


General

      We were incorporated in Delaware in May 1994. In March 1995, we changed our name to Wanderlust Interactive, Inc. In May 1998, we again changed our name to Adrenalin Interactive, Inc. On December 29, 1998, we effected a 1-for-3 share reverse stock split in our common stock.

Our Business

      We principally develop video games for use with Sony, Nintendo and Sega video game consoles pursuant to funded contracts with video game developers, entertainment titles for PCs and electronic toys including interactive, Web-powered toys which are refreshed from a PC via the Internet. We also create interactive television games for digital set-top boxes and publish or license PC games in 24 countries and 15 languages.

McGlen's Business

      McGlen was formed in May 1996 to sell computer products over the Internet. McGlen considers itself a global Internet retailer of computer hardware and peripheral products servicing individuals, small offices/home offices, and the corporate market. McGlen offers approximately 40,000 stockkeeping units (SKUs) at its virtual superstore, www.mcglen.com. McGlen recently purchased a competitor, AMT Component, Inc., and now also operates AccessMicro.com, which sells similar products at typically lower price points. The McGlen.com superstore has been in operation for more than three years and has approximately 120,000 current customers. McGlen has a marketing and promotion program in place that includes Web advertising, hyperlink allegiances, portal alliances, and direct one-to-one marketing. For website development, McGlen plans to enhance its virtual superstore to provide a community-like experience while shopping online. The objectives behind the website enhancement are to increase customer interaction and to offer a more comprehensive array of value-added services.

Our Material Developments During Fiscal 1999

      Our Business and Results of Operations

      We continued to concentrate on funded game and toy development projects in fiscal 1999. We completed the programming and development of Brunswick Bowling on both the PC and Sony PlayStation for THQ. We also completed Tiger Woods Golf on the Sony PlayStation for Electronic Arts. Electronic Arts has sold well over 500,000 units of Tiger Woods Golf which has earned us an additional $300,000 in gross royalties. We will earn another $200,000 in gross royalties if more than 1,000,000 units of Tiger Woods Golf are sold.

     During fiscal 1999, we continued to reduce our operating losses. Before our one-time, non-recurring write-off of goodwill in fiscal 1999 of $1,579,132 discussed below, we realized operating losses of $1,166,602 during fiscal 1999. Our fiscal 1999 operating losses were approximately 49% less than our operating losses of $2,307,831 in fiscal 1998 and approximately 74% less than our operating losses of $4,486,396 in fiscal 1997. At the end of fiscal 1999, we determined to write off all of our goodwill recognized as a result of our prior acquisition of all of the outstanding capital stock of Western as well as certain assets and liabilities of Smith Engineering in February 1997. This write-off brought our total losses in fiscal 1999 up to $2,745,734.

      During fiscal 1999, we have started several new projects, summarized as follows:

          o Flintstones Bowling - We began development on a new game for SouthPeak Interactive called Flintstones Bowling. It uses a license from Warner Bros. for the Flintstones characters in which the characters ride in a large bowling ball through unique canyon-like environments to knock down pins and collect objects.

          o Internet Toys - We have developed and licensed the technology for an action figure for Steve Austin, a primary character of the World Wrestling Federation. The toy was developed for JAKKS Pacific and is part of our joint venture with MagiTech.

          o WCW Game Boy - We have started developing products for Nintendo's Color Game Boy, a very popular handheld game machine. This first game uses World Championship Wrestling characters in various fighting arenas. This is the first in what we believe will be a series of projects for the Color Game Boy.

          o Brunswick Bowling - We are developing the next generation of Brunswick Bowling for the Sony PlayStation. Completion is expected early in fiscal 2000 and this game represents a substantial improvement and upgrade over the previous PlayStation game.

          o Video Football - We recently began negotiations for a multi-year contract for video football games on the Sony PlayStation. This would include a commitment to create a new game each year for the next three years for this property and may include another football property as well.

      During fiscal 1998, our Board of Directors concluded that, as part of our long-term strategy for becoming profitable, we should enter into a business combination with another entity. In October 1997, we engaged a business consulting firm to assist us in, among other things, seeking a business combination partner or partners. In the ensuing months, we actively reviewed a variety of possible business combinations with a number of other companies as well as other strategic alternatives. However, none of these opportunities came to fruition.

      Our Proposed Merger with McGlen

     In February 1999, our business consulting firm identified McGlen as a possible business combination candidate. After two months of discussions and negotiations, we entered into a definitive agreement on April 28, 1999 with McGlen and its principal shareholders, which provides for the merger of one of our wholly-owned subsidiaries with and into McGlen. We publicly announced our proposed merger with McGlen on April 30, 1999.

      Upon completion of our merger with McGlen, McGlen's outstanding common stock will be automatically converted into the right to receive the number of shares of our common stock calculated such that McGlen's outstanding common stock (calculated on a fully-diluted basis) plus 117,302 of the shares recently sold by us to the selling stockholder (as discussed below) will equal, in the aggregate, 87.5% of our then outstanding shares of common stock (calculated on a fully-diluted basis). For purposes of such calculations, "fully-diluted basis" means all outstanding shares of common stock plus all shares of common stock issuable upon the exercise or conversion of all options, warrants, convertible securities or other rights to acquire common stock having exercise or conversion prices which are less than the value of the common stock into which such securities are exercisable or convertible, but specifically excludes any shares issuable pursuant to an agreement between McGlen and Synnex Information Technologies, Inc. to be assumed by us upon completion of the merger.

      Similarly, McGlen's outstanding options, warrants and other rights to purchase shares of McGlen's common stock will be automatically converted into options, warrants and similar rights to purchase whole shares of our common stock, with appropriate adjustments in the number of shares purchasable and the exercise prices based upon the above-referenced exchange ratio for conversion of McGlen's common stock into shares of our common stock.

      Under our agreement with our business consulting firm, we will be required to issue to such business consulting firm, upon completion of our merger with McGlen, shares equaling 5% of our common stock outstanding (calculated on a fully-diluted basis as described above) immediately prior to the merger.

      Under McGlen's agreement with the same business consulting firm (which will become our obligation upon the completion of our merger with McGlen), we will be required to issue to such business consulting firm, upon completion of our merger with McGlen, shares equaling 4% of our post-merger common stock outstanding (calculated on a fully diluted basis as described above). If such business consulting firm assists McGlen in raising at least $2,500,000 prior to our merger with it, we will be required to issue to such business consulting firm upon completion of our merger with McGlen, an additional 1.5% of our post-merger common stock outstanding (calculated on a fully-diluted basis as described above). Our merger agreement with McGlen provides, in turn, that the shares to be issued to such business consulting firm will reduce, on a share-for-share basis, the shares of our common stock to be issued to McGlen's securityholders in our merger with it.

      All shares of our common stock issued to McGlen's former shareholders in our proposed merger with McGlen, as well as all of our shares issuable upon exercise of McGlen's former options, warrants and other rights to purchase shares of its common stock automatically converted into options, warrants and similar rights to purchase shares of our common stock and all of our shares issued to the business consulting firm which represents both us and McGlen as discussed above, will be "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and, accordingly, such shares must be held indefinitely unless such shares are subsequently registered under the Securities Act or an exemption from registration is available.

      Our completion of our merger with McGlen is subject to a number of conditions and, although we are confident that such merger will take place, such conditions may not be met and such merger may not be consummated. These conditions include, without limitation, the satisfactory completion of due diligence investigations by both us and McGlen, the preparation and acceptance of final disclosure statements by both us and McGlen, the approval of the merger by the shareholders of both us and McGlen and regulatory approval by Nasdaq. In this latter regard, Nasdaq has advised us that our consummation of our proposed merger with McGlen will constitute a "reverse merger" within the meaning of Rule 4330 of Nasdaq's Marketplace Rules and that we will need to reapply for listing on the Nasdaq SmallCap Market upon completion of our proposed merger. In order for such application to be accepted, we will need to meet the initial listing requirements set forth in Nasdaq's Marketplace Rules. As discussed on pages 4 and 5 above, we will need to increase our net tangible assets to $4,000,000 and we will need a minimum bid price for our common stock of at least $4.00 per share in order to meet Nasdaq's initial listing requirements.

      In July 1999, we retained Billich Associates to render an opinion as to the fairness of our proposed merger with McGlen from a financial point of view to our stockholders. Billich Associates has delivered its opinion to us that, in its view, such proposed merger is fair to our shareholders from a financial point of view.

      Our Recent Financing

      As contemplated by our merger agreement with McGlen, we recently consummated a financing pursuant to a purchase agreement with the selling stockholder. Under this purchase agreement, we sold 293,255 shares of our common stock to the selling stockholder for gross proceeds of $1,250,000 ($4.2625 per share, which was 110% of the closing price of our common stock on July 9, 1999) and received an irrevocable commitment from the selling stockholder to purchase an additional $750,000 of our common stock upon the completion of our merger with McGlen. The $750,000 will be placed into escrow within three business days after we deliver written notice to the selling shareholder that the SEC has approved the proxy statement soliciting the consent of our shareholders for our merger with McGlen. The $750,000 will be held in the escrow pending the closing of our merger with McGlen. The price per share of our common stock to be paid by the selling stockholder for the $750,000 in escrow will be equal to 110% of the closing price for our common stock on the trading day prior to such funding.

      The selling stockholder also received, at no additional cost, a three-year warrant to purchase 29,325 additional shares of our common stock at an exercise price of $4.843 per share (which was 125% of the closing price of our common stock on July 9, 1999). Upon the funding of the $750,000, the selling stockholder will also receive, at no additional cost, an additional three-year warrant covering a number of shares of common stock equal to 10% of the number of shares of common stock it receives in consideration for such $750,000. Such additional warrant will have an exercise price equal to 125% of the closing price for our common stock on the trading day prior to such funding.

      The warrants issued or issuable by us to the selling stockholder may be exercised by the selling stockholder on a "cashless exercise" basis to the extent that the average market value of the shares of our common stock issuable upon exercise of such warrants for the five trading days prior to exercise exceeds the aggregate exercise price for the shares as to which the warrants are being exercised.

      If the average closing price for our common stock for the two 90-day periods immediately subsequent to October 10, 1999 (subject to certain adjustments) does not equal 115% and 118%, respectively, of the aggregate price paid by the selling stockholder for such common stock, the selling stockholder has repricing rights under our purchase agreement with it such that we will be required to issue additional shares to the selling stockholder for no additional consideration so that the value of the purchased shares plus the additional shares equals 115% or 118%, as applicable, of the aggregate purchase price paid by the selling stockholder for such common stock.

      The proceeds raised by us from such financing have been, and will be, used to fund our immediate operational obligations, our payables, our expenses arising from our proposed merger with McGlen (including legal and accounting fees and other merger-related expenses) and our loan to McGlen described below.

      Under our purchase agreement with the selling stockholder, we agreed to register all shares of our common stock issued or issuable to it, including shares of our common stock issued upon exercise of the warrants described above. We also agreed to use our best efforts to keep the registration statement effective until July 12, 2001, until the selling stockholder no longer holds or has the right to acquire shares or until all of its shares may be sold pursuant to Rule 144 under the Securities Act, whichever comes first. We also agreed to bear all reasonable expenses, other than underwriting discounts, selling commissions, selling concessions and other expenses incurred by the selling stockholder and other than legal fees in excess of $4,500 incurred by the selling stockholder, in connection with the registration and sale of the shares of our common stock being offered by it.

     Our purchase agreement with Escalade also provides that we may not offer or sell shares of our common stock or securities convertible into shares of our common stock without Escalade's prior written consent until the date which is 180 days after the latter of the effective date of the above-referenced registration statement or the funding of the remaining $750,000 by Escalade. Escalade's consent is not required in connection with securities sold pursuant to our proposed merger with McGlen, securities sold in an underwritten public offering with gross proceeds of at least $10,000,000, securities sold for an effective price per share of our common stock equal to or greater than the weighted average of the price per share paid and to be paid by Escalade for any shares that are "restricted securities" throughout such 180-day period and under certain other circumstances.

     We are not obligated to issue additional shares of our common stock to Escalade to the extent such issuance would violate Nasdaq's rules relating to limitations on the amount of shares that can be issued without stockholder approval. However, we are required to seek such approval and, if we do not obtain it, we will be obligated to redeem, at a redemption price equal to 120% of the price paid by Escalade, such number of shares of our common stock held by Escalade such that we can issue the additional shares without violating the limitations imposed by Nasdaq.

      Our Loan to McGlen

      On July 23, 1999, we loaned $500,000 to McGlen. The loan was made from a portion of the proceeds of the financing with the selling stockholder described above, as required by the terms of our merger agreement with McGlen.

      Under the terms of the note issued to us by McGlen evidencing such loan, the loan has a term of 366 days (although McGlen may prepay the principal without penalty or premium). The outstanding principal amount of the loan accrues interest at an 8% annual rate. In the event of a default, the total amount outstanding becomes immediately due and payable in full at our option. McGlen may use the proceeds of the loan only for working capital or other corporate purposes until the loan has been repaid in full. We and McGlen also entered into a security agreement which provides us with a junior security interest in McGlen's assets. McGlen's indebtedness to us evidenced by the note is also subordinate in right of payment to the prior payment in full of the principal amount of any currently existing secured obligation of McGlen or its subsidiaries and any future vendor/supplier accounts which from time to time require a security interest in McGlen's assets, and all related interest, fees, expenses, refinancings thereof and other amounts payable with respect thereto.

                              SELLING STOCKHOLDER


      The following table presents information regarding the selling stockholder. As described on pages 21 and 22 above, the shares of common stock listed below represent the shares which the selling stockholder purchased from us on July 12, 1999, an indeterminate number of shares of common stock which the selling stockholder has agreed to purchase from us for a total price of $750,000 upon completion of our proposed merger with McGlen, the shares of common stock which the selling stockholder may own upon its exercise of a warrant issued by us to it on July 12, 1999, an indeterminate number of shares which the selling stockholder may own upon its exercise of an additional warrant to be issued by us to it upon completion of our proposed merger with McGlen and an indeterminate number of shares which the selling stockholder may own as the result of the repricing rights granted by us to the selling stockholder.



                                         Shares Beneficially        Shares
      Selling Stockholder                Owned Before Offering(1)   Offered(2)
      -------------------                ---------------------      -------

      Escalade Investors, LLC
      c/o WEC Asset Management, LLC
      One World Trade Center, Suite 4563
      New York, New York  10046                 1,014,661          1,014,661



---------------------------

(1) Represents (a) 293,255 shares purchased on July 12, 1999, (b) 29,325 shares issuable upon exercise of a warrant acquired on July 12, 1999, and (c) an indeterminate number of shares, estimated at 692,081 shares, to be issued upon completion of our merger with McGlen, issuable upon exercise of an additional warrant to be issued upon completion of our merger with McGlen, and issuable as a result of the repricing rights granted by us to the selling stockholder as to the 293,255 shares sold by us to it in July 1999 and the shares to be sold by us to it upon completion of our merger with McGlen. The actual number of shares to be issued to the selling shareholder under clause (c) above is dependent upon the market price of our common stock in the future and may be higher or lower than the number indicated.

(2) Assumes all of the shares beneficially owned by the selling stockholder are sold.

                                USE OF PROCEEDS

      The proceeds from the resale of shares of the selling stockholder's common stock will belong to the selling stockholder. We will not receive any proceeds from such resales of common stock. However, we will receive $750,000 in proceeds from the sale of shares of our common stock to the selling stockholder upon completion of our proposed merger with McGlen and we may receive additional proceeds if the selling stockholder partially or totally exercises its warrants issued or issuable by us for cash. The actual amount of proceeds to be received by us, if any, upon the selling stockholder's exercise of such warrants will depend on, among other things, the extent to which the warrants are exercised by the selling stockholder for cash as opposed to being exercised pursuant to the "cashless exercise" provisions applicable to such warrants (we will not receive any proceeds from the "cashless exercise" of the warrants by the selling stockholder but the selling stockholder will receive fewer shares of the common stock pursuant to these "cashless exercise" provisions). We intend to use the $750,000 in proceeds from the sale of our common stock to the selling shareholder and any proceeds received from the exercise of such warrants for cash for general working capital purposes.


                             PLAN OF DISTRIBUTION

      Shares of our common stock offered by the selling stockholder for resale hereunder may be effected by or for the account of the selling stockholder from time to time in transactions (which may include block transactions) in the Nasdaq SmallCap Market, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The selling stockholder may effect such transactions by selling the shares of our common stock directly to purchasers, through broker-dealers acting as agents for the selling stockholder or to broker-dealers who may purchase such shares of common stock as principals and thereafter sell such shares from time to time in any one or more such transactions. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares of common stock for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation, as to a particular broker-dealer, might be in excess of customary commissions).

      The selling stockholder has agreed not to sell more than 33% of the aggregate number of shares of our common stock owned or issuable to it pursuant to our purchase agreement with the selling stockholder. This limit applies to each 30-day period after the date of this prospectus and, to the extent it is not fully utilized in any period, is cumulative for subsequent periods. This limitation, however, does not apply with respect to resales of shares of our common stock made by the selling shareholder pursuant to this prospectus after the date hereof and before October 10, 1999 if the selling shareholder waives its repricing rights with respect to the shares it sells during that time.

      Our registration of the shares of our common stock issued or issuable to the selling stockholder does not necessarily mean that the selling stockholder will sell any or all of the shares covered by this prospectus.

      The selling stockholder and any broker-dealers or agents that are involved in selling such shares of our common stock may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. In such event, any discounts, concessions or commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      We have agreed to bear all reasonable expenses of registration of the shares of common stock offered by the selling stockholder for resale, other than any underwriting discounts, selling commissions, selling concessions and other expenses, if any, payable to broker-dealers in connection with any sale of the shares of common stock and the selling stockholder's legal fees in excess of $4,500, all of which will be borne by the selling stockholder and/or by the purchasers of such shares.

      Subject to certain exceptions, we have also agreed to indemnify the selling stockholder and its officers, directors and any persons who control the selling stockholder against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to which the selling stockholder or its officers, directors and controlling persons may be required to make in respect thereof.

                                 LEGAL MATTERS

      The validity of the shares offered hereby was passed upon for us by Clark & Trevithick, a Professional Law Corporation, Los Angeles, California. Members of such law firm presently own an aggregate of 13,333 shares of our common stock.

                             INDEPENDENT AUDITORS

      Our consolidated financial statements as of June 30, 1999 and 1998 and for the two fiscal years ended June 30, 1999 and 1998 appearing in our Annual Report on Form 10-KSB for the year ended June 30, 1999 filed with the SEC on September 24, 1999 were audited by Drucker, Math & Whitman, P.C., independent auditors, as indicated in their report thereon with respect thereto, and are incorporated herein by reference upon the authority of such firm as experts in giving said report.

      The financial statements of McGlen as of December 31, 1998 and 1997 and for the two fiscal years ended December 31, 1998 and 1997 and the financial statements of AMT Component, Inc. as of December 31, 1998 and for the fiscal your ended December 31, 1998, the assets and liabilities of which were acquired by McGlen on March 31, 1999, appearing in our definitive Schedule 14A Proxy Statement filed with the SEC on October 6, 1999 were audited by Singer Lewak Greenbaum & Goldstein LLP, independent auditors, as indicated in their reports thereon with respect thereto, and are incorporated herein by reference upon the authority of such firm as experts in giving said reports.


                 WHERE YOU CAN FIND MORE INFORMATION ABOUT US

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling stockholder sells all of the shares of our common stock covered by this prospectus:

      1. Annual Report on Form 10-KSB for the year ended June 30, 1999 filed on September 24, 1999;

      2. Current Reports on Form 8-K filed on December 30, 1998, March 23, 1999, April 30, 1999, June 10, 1999 and July 13, 1999;

      3.    Definitive Schedule 14A Proxy Statement filed on October 6, 1999;
            and

      4. The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on February 23, 1996 (and an amendment thereto filed with the SEC on Form 8-A/A on March 12,
            1996)

      This prospectus is part of a registration statement we filed with the SEC. You may request a copy of the registration statement or any of the above filings, at no cost, by writing or telephoning our President and Chief Executive Officer at the following address and telephone number:

                        Jay Smith, III
                        President and Chief Executive Officer
                        Adrenalin Interactive, Inc.
                        5301 Beethoven Street, Ste. 255
                        Los Angeles, CA  90066
                        (310) 821-7880


                         DISCLOSURE OF SEC'S POSITION
               ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Pursuant to a registration rights agreement between us and the selling stockholder, we have agreed, to the extent permitted by law, to indemnify the selling stockholder and its officers, directors and any person who controls the selling stockholder against any losses, claims, damages, liabilities, cost and expenses arising out of or relating to (i) any untrue statement or alleged untrue statement of a material fact contained in this prospectus, the related registration statement and any amendments or supplements to this prospectus or such registration statement, (ii) the omission or alleged omission to state herein or therein a material fact required to be stated herein or therein, or necessary to make the statements herein or therein, in light of the circumstances under which they were made not misleading, or (iii) any violation or alleged violation by us of the Securities Act, the Exchange Act or any state securities law, except to the extent that such liabilities arise out of or are based upon (i) any information furnished in writing to us by the selling stockholder expressly for use in this prospectus, the related registration statement and any amendments or supplements to this prospectus or such registration statement, (ii) the failure of the selling stockholder to deliver or cause to be delivered this prospectus or any amendments or supplements thereto in connection with its resale of the shares of common stock which are the subject of this prospectus, or (iii) the delivery of this prospectus or any amendments or supplements thereto in connection with its resale of the shares of common stock which are the subject of this prospectus after receiving notice from us that this prospectus or any amendments or supplements thereto should not be used. The foregoing indemnity does not apply to amounts paid by the selling stockholder in settlement of any such liability if the settlement is effected without our consent which was not unreasonably withheld. In addition, the selling stockholder has agreed to indemnify us and our officers, directors, and agents against any losses, claims, damages, liabilities, costs or expenses arising out of or based upon and in conformity with written information furnished by the selling stockholder expressly for use in this prospectus, the related registration statement and any amendments or supplement to this prospectus or such registration statement, subject to the same limitations and conditions as are applicable to our indemnification of the selling stockholder.

      Our Certificate of Incorporation (the "Certificate") also includes provisions that eliminate our directors' personal liability for monetary damages to the fullest extent possible under Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"). These provisions eliminate the liability of each of our directors to us and our stockholders for monetary damages arising out of any violation by such director of his fiduciary duty of due care. Under the DGCL, however, such provisions do not eliminate liability of any of our directors for (i) breach of such director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or (iv) any transaction from which such director derived an improper benefit. Such provisions also do not affect a director's liability under the federal securities laws or the recovery of damages by third parties. Furthermore, pursuant to the DGCL, the limitation on liability afforded by such provisions does not eliminate a director's personal liability for breach of the director's duty of due care. Although our directors would not be liable for monetary damages to us or our stockholders for negligent acts or omissions in exercising their duty of due care, our directors remain subject to equitable remedies, such as actions for injunction or rescission, although these remedies, whether as a result of timeliness or otherwise, may not be effective in all situations. With regard to our directors who also serve as our officers, these persons would be insulated from liability only with respect to their conduct as our directors and would not be insulated from liability for acts or omissions in their capacity as our officers.

      Our Certificate also includes provisions that require us to indemnify our directors, officers, employees and agents to the fullest extent permitted by
Section 145 of the DGCL. Section 145 of the DGCL provides that a director, officer, employee or agent of a corporation: (i) shall be indemnified by the corporation for expenses actually and reasonably incurred in defense of any action or proceeding if such person is sued by reason of his service to the corporation, to the extent that such person has been successful in defense of such action or proceeding, or in defense of any claim, issue or matter raised in such litigation, (ii) may, in actions other than actions by or in the right of the corporation (such as derivative actions), be indemnified for expenses actually and reasonably incurred, judgments, fines and amounts paid in settlement of such litigation, even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and in a criminal proceeding, if he did not have reasonable cause to believe his conduct was unlawful), and
(iii) may be indemnified by the corporation for expenses actually and reasonably incurred (but not judgments or settlements) of any action by the corporation or of a derivative action (such as a suit by a shareholder alleging a breach by the director or officer of a duty owed to the corporation), even if he is not successful, provided that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification is permitted without court approval if the director or officer has been adjudged liable to the corporation.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
------------------------------------------------------

      The following table sets forth the various expenses payable by us in connection with the sale and distribution of the shares of common stock being registered. All amounts shown are estimates, except the SEC registration fee.

                                                                     Amount
                                                                     ------

             SEC registration fee.................................  $ 1,128
             Legal fees and expenses..............................   20,000
             Accounting fees and expenses.........................    3,000
             Miscellaneous expenses...............................    1,000

                                         Total                      $25,128
                                                                    =======

Item 15.  Indemnification of Directors and Officers.
----------------------------------------------------

      See "Disclosure of SEC's Position on Indemnification for Securities Act Liabilities" commencing on page 26 of the prospectus.


Item 16.  Exhibits.
-------------------

Exhibit No.                               Item
----------        -------------------------------------------------------------
2.1               Agreement and Plan of Merger, dated as of April 28, 1999,
                  among the registrant, McGlen and McGlen's principal shareholders, incorporated by reference from Exhibit 2.1 to the registrant's current report on Form 8-K, filed April 30, 1999.

4.1 Common Stock Purchase Agreement, dated July 12, 1999, between the registrant and the selling stockholder, incorporated by reference from Exhibit 4.1 to the registrant's current report on Form 8-K, filed July 13, 1999 (the "July 1999 Form 8-K).

4.2 Registration Rights Agreement, dated July 12, 1999, between the registrant and the selling stockholder, incorporated by reference from Exhibit 4.2 to the July 1999 Form 8-K.

4.3 Form of Warrant between the registrant and the selling stockholder, incorporated by reference from Exhibit 4.3 to the July 1999 Form 8-K.

4.4 Form of Escrow Instructions between the registrant and the selling stockholder, incorporated by reference from Exhibit
                  4.4 to the July 1999 Form 8-K.

5.1               Opinion of Clark & Trevithick, a Professional Law Corporation.

23.1 Consent of Clark & Trevithick, a Professional Law Corporation (included in Exhibit 5.1).


23.2              Consent of Drucker, Math & Whitman, P.C.

23.3 Consent of Singer Lewak Greenbaum & Goldstein LLP in respect of its audit of the financial statements of McGlen incorporated by reference.

23.4 Consent of Singer Lewak Greenbaum & Goldstein LLP in respect of its audit of the financial statements of AMT Component, Inc. incorporated by reference.

24.1              Power of Attorney (previously filed).



Item 17.  Undertakings.
-----------------------

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions summarized in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 6, 1999.

                              ADRENALIN INTERACTIVE, INC.


                              By:   /s/ Jay Smith, III
                                    --------------------------
                                    Jay Smith, III, President,
                                    Chief Executive Officer and Treasurer

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


      Date                    Signature                        Title
      ----                    ---------                        -----


                    /s/ Jay Smith, III
October 6, 1999     ____________________________
                          Jay Smith, III           President, Chief Executive
                                                   Officer, Treasurer and
                                                   Director (principal
                                                   executive, financial and
                                                   accounting officer)


                    /s/ Michael Cartabiano
October 6, 1999     ____________________________
                         Michael Cartabiano         Vice President and Secretary


                    /s/ Edward H. Mackay
October 6, 1999     ____________________________
                          Edward H. Mackay          Director


                    /s/ Robert A.D. Wilson
October 6, 1999     ____________________________
                         Robert A.D. Wilson         Director

                            EXHIBITS 5.1 AND 23.1


                               October 6, 1999


Adrenalin Interactive, Inc.
5301 Beethoven Street, Suite 255
Los Angeles, CA  90066


            Re:  Form S-3 Registration Statement


Dear Ladies and Gentlemen:


            We have acted as counsel to Adrenalin Interactive, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Form S-3 Registration Statement (No. 333-85263) (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration by the Company of 1,014,661 shares (the "Shares") of common stock,$0.03 par value per share (the "Common Stock"), of the Company representing: (a) 293,255 shares of Common Stock issued to the Selling Stockholder on July 12, 1999 pursuant to that certain Common Stock Purchase Agreement, dated July 12, 1999 (the "Purchase Agreement"), between the Company and the Selling Stockholder; (b) 29,325 shares of Common Stock issuable to the Selling Stockholder pursuant to its exercise of a warrant issued on July 12, 1999 under the Purchase Agreement; and (c) an indeterminate number of shares, estimated at 692,081 shares, of Common Stock issuable to the Selling Stockholder upon completion of the Company's merger with McGlen under the Purchase Agreement, issuable to the Selling Stockholder pursuant to its exercise of an additional warrant issuable upon completion of the Company's merger with McGlen under the Purchase Agreement, and issuable to the Selling Stockholder as a result of the repricing rights granted by the Company to the Selling Stockholder under the Purchase Agreement in respect of the shares of Common Stock issued or issuable to the Selling Stockholder under the Purchase Agreement.


            This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-B promulgated under the Securities Act.

            In connection with the opinions hereinafter given, we have examined copies of the following documents: (i) the Registration Statement; (ii) the Purchase Agreement; (iii) the form of the warrants issued and issuable to the Selling Stockholder under the Purchase Agreement; (iv) the Articles of Incorporation of the Company, as currently in effect; (v) the Bylaws of the Company, as currently in effect; (vi) a specimen certificate representing the Shares; and (vii) copies of certain resolutions adopted by the Board of Directors of the Company relating to, among other things, the Purchase Agreement, the Shares and related matters. We have also examined originals or copies certified or otherwise identified to our satisfaction of such other corporate records and certificates of public officials as we have deemed necessary or advisable for the purposes of this opinion. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. We have relied upon the certificates of all public officials with respect to the accuracy of all matters contained therein.

            Based upon and subject to the foregoing, and assuming: (i) the conformity of the certificates representing the Shares to the form of specimen thereof examined by us; (ii) the due execution and delivery of such certificates; and (iii) the receipt of the consideration for the Shares designated in the resolutions approving the issuance of the Shares, we are of the opinion that the Shares have been duly authorized by requisite corporate action by the Company, and when the Shares have been issued, delivered and paid for in accordance with the terms and conditions of the Purchase Agreement or in accordance with the exercise provisions contained in the warrants issued or issuable pursuant to the Purchase Agreement, will be validly issued, fully paid and nonassessable.

            Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the State of Delaware.

            This opinion is intended solely for the use of the Company in connection with the registration of the Shares. It may not be relied upon by any other person or for any other purpose, or reproduced without the written consent of this firm; provided, however, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.


          Certain members of our firm beneficially own an aggregate of 13,333 shares of Common Stock.


                                    Very truly yours,


                                    /s/ Clark & Trevithick
                                    ------------------------------
                                    CLARK & TREVITHICK,
                                    a Professional Law Corporation

                                 EXHIBIT 23.2

                       CONSENT OF INDEPENDENT AUDITORS




            We consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 (No. 333-85263) of Adrenalin Interactive, Inc., relating to the registration of 1,014,661 shares of common stock of Adrenalin Interactive, Inc., of our report, dated September 17, 1999, on the consolidated financial statements of Adrenalin Interactive, Inc. and subsidiary as of and for the fiscal years ended June 30, 1999 and 1998 appearing commencing on page F-1 of Adrenalin Interactive, Inc.'s Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999 filed with the SEC on September 24, 1999, and to the use of our name, and the statements with respect to us, under the heading "Independent Auditors" in the Prospectus to such Amendment No. 1 to Form S-3 Registration Statement.



                                    /s/ Drucker, Math & Whitman, P.C.
                                    -----------------------------------
                                    DRUCKER, MATH & WHITMAN, P.C.

North Brunswick, New Jersey
October 6,  1999

                                 EXHIBIT 23.3

                       CONSENT OF INDEPENDENT AUDITORS




            We consent to the incorporation by reference in the Prospectus constituting part of Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-85263) of Adrenalin Interactive, Inc., of our report, dated April 14, 1999, except as to the information presented in Notes 9 and 10, for which the dates are April 30 and April 28, 1999, respectively, on the financial statements of McGlen Micro, Inc. as of and for the fiscal years ended December 31, 1998 and 1997, appearing on pages F-23 through F-36 of Adrenalin Interactive, Inc.'s Definitive 14A Proxy Statement filed with the SEC on October 6, 1999. We also consent to the reference to our firm under the heading "Independent Auditors" in the Prospectus to the aforementioned Registration Statement.



                                    /s/ Singer Lewak Greenbaum & Goldstein LLP
                                    ------------------------------------------
                                    SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
October 7, 1999

                                 EXHIBIT 23.4

                       CONSENT OF INDEPENDENT AUDITORS




           We hereby consent to the incorporation by reference in the Prospectus constituting part of Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-85263) of Adrenalin Interactive, Inc., of our report, dated June 22, 1999, on the financial statements of AMT Component, Inc. (dba Access Micro Technology and RAM Warehouse) for the year ended December 31, 1998, which appear on pages F-37 through F-47 of Adrenalin Interactive, Inc.'s Definitive 14A Proxy Statement filed with the SEC on October 6, 1999. We also consent to the reference to our firm under the heading "Independent Auditors" in the Prospectus to the aforementioned Registration Statement.



                                    /s/ Singer Lewak Greenbaum & Goldstein LLP
                                    ------------------------------------------
                                    SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Santa Ana, California
October 7, 1999